UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2009

ALLIANCE RESOURCE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	0-26823	73-1564280
(State or other jurisdiction of incorporation or organization)	Commission File No.:	(IRS Employer Identification No.)

1717 South Boulder Avenue, Suite 400, Tulsa, Oklahoma 74119

(Address of principal executive offices and zip code)

(918) 295-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 30, 2009 Alliance Resource Operating Partners, L.P. (the “Intermediate Partnership”), a wholly-owned subsidiary of Alliance Resource Partners, L.P. (“ARLP”), entered into Amendment No. 2 (the “Credit Amendment”) to the Intermediate Partnership’s Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated September 25, 2007.

The Credit Amendment increases the annual capital expenditure limits under the Credit Agreement. The new limits are $425.0 million for 2009, $375.0 million for 2010, $350.0 million for 2011 and $250.0 million for 2012. The amount of any annual limit in excess of actual capital expenditures for that year carries forward.

Pursuant to the Credit Amendment, the applicable margin for London Interbank Offered Rate borrowings under the Credit Agreement is increased from a range of 0.625% to 1.150% (depending on the Intermediate Partnership’s leverage margin) to a range of 1.115% to 2.0%, and the annual commitment fee is increased from a range of 0.15% to 0.35% (also depending on the Intermediate Partnership’s leverage margin) to a range of 0.25% to 0.50%. In addition, the Credit Amendment includes certain changes relating to a “defaulting lender”, including changes that clarify that the overall Credit Agreement commitment would be reduced by the commitment share of a defaulting lender but also provide the Intermediate Partnership with more flexibility in replacing a defaulting lender.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1	Amendment No. 2 to the Second Amended and Restated Credit Agreement dated as of September 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Alliance Resource Partners, L.P.

By:	Alliance Resource Management GP, LLC, its managing general partner

By:	/S/ JOSEPH W. CRAFT III
Joseph W. Craft III
President and Chief Executive Officer

Date: October 6, 2009

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